Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Jim Huseby
(813) 273-3000

Syniverse Announces Early Redemption of

12 3/4% Senior Subordinated Notes due 2009

Tampa, Fla. – Feb. 1, 2006 – Syniverse Technologies (NYSE:SVR), a leading provider of mission-critical technology services to wireless telecommunications companies worldwide, announced today the early redemption of all of its outstanding 12 3/4% Senior Subordinated Notes due 2009. In accordance with the terms of the indenture governing the notes, the remaining principal amount of the notes of approximately $14.5 million was redeemed effective February 1, 2006, at a redemption price of 106.375% of the principal amount, for a total of approximately $15.4 million. This announcement is neither a request nor an offer for tender of securities of Syniverse Technologies, Inc. or Syniverse Holdings, Inc.

About Syniverse

Syniverse is a leading provider of mission-critical technology services to wireless telecommunications companies worldwide. Syniverse solutions simplify technology complexities by integrating disparate carriers’ systems and networks in order to provide seamless global voice and data communications to wireless subscribers. Carriers depend on Syniverse’s integrated suite of services to solve their most complex technology challenges and to facilitate the rapid deployment of next generation wireless services. Syniverse provides services to over 350 telecommunications carriers in more than 50 countries, including the ten largest U.S. wireless carriers and six of the ten largest international wireless carriers. Headquartered in Tampa, Fla., U.S.A., Syniverse has offices in major cities throughout North America, The Netherlands and the United Kingdom and a global sales force in the United Kingdom, Luxembourg, Italy, China, Hong Kong, Brazil, Slovakia and India. For more information, visit www.syniverse.com

Cautions about Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include, but are not limited to, statements regarding the Company’s plans, intentions and expectations. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected. Given these concerns, investors and analysts should not place undue reliance on forward-looking statements.

Syniverse Technologies • One Tampa City Center, Suite 700, Tampa, FL 33602 • Tel +1 888.724.3579 • Outside North America +1 813.209.5944

www.syniverse.com